Exhibit 10.12

ESS TECH, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

ESS Tech, Inc. (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2021 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

Subject to Section 9 of this Policy, this Policy will be effective as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger dated May 6, 2021, by and between ACON S2 Acquisition Corp, SCharge Merger Sub, Inc., and ESS Tech, Inc. (such date, the “Effective Date”).

1.	CASH COMPENSATION

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $50,000. There are no per-meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as the lead Outside Director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Lead Independent Director	$25,000
Chair of Audit Committee:	$20,000
Member of Audit Committee:	$10,000
Chair of Compensation Committee:	$15,000
Member of Compensation Committee:	$7,500
Chair of Nominating and Governance Committee:	$10,000
Member of Nominating and Governance Committee:	$5,000

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.

2.	EQUITY COMPENSATION

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a)    No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b)    Initial Award. Subject to 4 of this Policy, each individual who first becomes an Outside Director following the Effective Date automatically will be granted an award of restricted stock units (an “Initial Award”). The Initial Award will be made on the first trading date on or after the date on which such individual first becomes an Outside Director (such date the Initial Award is granted, the “Grant Date”), whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy. The Initial Award will cover a number of Shares covering a number of Shares having a Value (as defined below) equal to $200,000, rounded down to the nearest whole Share. If an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award.

For purposes of this Policy, the “Value” of a Share is the average of the closing price for the 30-trading days ending on the trading day immediately prior to the Grant Date.

Subject to Section 3 of this Policy, the Initial Award will vest in equal 1/3 installments on each anniversary following the Grant Date, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(c)    Annual Award. Subject to Section 4 of this Policy, on the date of each annual meeting of the Company’s stockholders following the Effective Date (an “Annual Meeting”) following the Effective Date, each Outside Director automatically will be granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value of $150,000, rounded down to the nearest whole Share.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

3.	CHANGE IN CONTROL

In the event of a Change in Control, each Outside Director outstanding Company equity awards will accelerate and vest.

4.	ANNUAL COMPENSATION LIMIT

No Outside Director may be granted, in any Fiscal Year, Awards with values (based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles), and be provided any other compensation (including without limitation any cash retainers or fees) in amounts that, in any Fiscal Year, in the aggregate, exceed $750,000 (increased to $1,000,000 in his or her initial year of service as an Outside Director), with the value of each equity compensation award based on its grant value for purposes of the limitation under this Section 4. Any Awards or other compensation provided to an individual (a) for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, or (b) prior to the Effective Date, will be excluded for purposes of this Section 4.

5.	TRAVEL EXPENSES

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company.

6.	ADDITIONAL PROVISIONS

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.	EQUITY OWNERSHIP.

Each Outside Director is expected to comply with the minimum equity ownership guidelines as set forth on Exhibit A.

8.	SECTION 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

9.	REVISIONS

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.

Exhibit A

Equity Ownership Guidelines (the “Guidelines”)

Each Outside Director (a “Covered Person”) must comply with the following minimum ownership guidelines:

Minimum Ownership Level	Timing of Compliance
Equity Interests (as defined below) of at least 3 times the Annual Cash Retainer.	By the third anniversary of the later of (i) the Effective Date or (ii) the date such individual becomes an Outside Director, and thereafter at all times during which the individual remains an Outside Directors.

“Equity Interests” means Shares: (1) directly owned by a Covered Person or his or her immediate family members residing in the same household; (2) beneficially owned by a Covered Person, but held in trust, limited partnerships, or similar entities for the sole benefit of the Outside Directors or his or her immediate family members residing in the same household; (3) held in retirement or deferred compensation accounts for the benefit of a Covered Person or his or her immediate family members residing in the same household; and (4) held by affiliates of the Outside Director (e.g., investment funds that employ an Outside Director or the Outside Director is a partner of). For clarity, “Equity Interests” includes unvested or restricted Shares and unvested or unsettled Company equity awards (other than Company options) but excludes any Company options (whether vested or unvested) covering Shares.

Exceptions: The Compensation Committee may waive, at its discretion, these Guidelines for Directors joining the Board from government, academia, or similar professions. The Compensation Committee may also temporarily suspend, at its discretion, these Guidelines for one or more Outside Directors if compliance would create severe hardship or prevent such Outside Director from complying with a court order.

Amendments: The Board may amend these Guidelines from time to time.